Exhibit 10.9

CONSULTANT AGREEMENT

This CONSULTANT AGREEMENT (the “Agreement”) is by and between Lin Austin or company to be created in the future, a consultant residing at 18050 Avenida Bosque, Murrieta, California 92562 ("Executive") and Green Automotive Company, a corporation registered in Nevada (the “Company”), effective April, 8th, 2014, the date the Services (as defined below) were first provided by Executive (the “Effective Date).

WHEREAS, Executive has over 48 years of experience in the automotive industry, and in business management; and,

WHEREAS, the Company wishes to employ Executive in the capacity of Head of Administration, Project Management and Compliance, Blackhawk. The duties of the Executive, among others, shall include the performance of all of the duties typical of the office held as described in the bylaws of the Company and such other duties and projects as may be assigned by the Company or the Board of Directors, more fully described below.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1.

Engagement

The Company hereby engages Executive to provide his services as full time Head of Administration, Project Management and Compliance for the Blackhawk subsidiary of Green Automotive Company. In this role he will be expected to ensure the profitable development of the global business through the review, revision and implementation of those procedures required to ensure all administration in the company is carried out in a professional and compliant manner; improvement of existing business through leading the implementation of better processes (e.g. ISO 9001); the creation and deployment of new technologies with an emphasis on productivity improvement and emission reduction; Focus on Health and Safety with a goal to reach and maintain zero recordable incidents; the development of measures to record and improve productivity and quality in line with group and customers requirements; the participation in all efforts to assist in fund raising and the overall goal to increase the GAC share price and reach the next level of listing within 2 years; support and work with the Group CFO on all and any projects and programs that may assist the overall performance of the business or other parts of the group.  Executive's duties may be reasonably modified at the Company's discretion from time to time. Executive shall devote his entire productive time, ability and attention to the business of the Company and shall perform all duties in a professional, ethical and businesslike manner, the Executives duties are referred to herein as the “Services”).

2.

Compensation

Compensation to Executive for the Services provided pursuant to this Agreement shall consist of the following:

A.

Annual Compensation.  As compensation for the Services, the Company will provide remuneration of $100,000 per year in 2014. In the event that the management of BMI entities determine that there is insufficient funding in the company to pay the full salary entitlement, management may draw a lower salary and accrue the balance. Any accrued amount can be converted at year end into stock at a fifty percent discount to the trading price at the point of conversion or taken as cash when management determines the company can afford it. Annual remuneration will be reviewed between Company and Executive in January of each year and may be increased based on the results of the business.

B.

Bonus. The Executive will be entitled to earn a cash bonus based on the operating profit targets as defined in Appendix A. The Executive will have the option to convert the cash bonus to stock at a 50% discount to the closing price on the day the bonus is awarded.

C.

Earn Out.  The Executive will be entitled to receive an additional issue of common stock in GAC as a consequences of the BMI entities reaching or exceeding pre-defined sales targets for the years 2014, 2015 and 2016 as defined in Appendix B.

D.

Other. Compensation may be agreed upon from time to time based on the performance of the business and the attainment of results beyond those forecasted or anticipated by GAC. This is likely to be in the form of Options in the company’s stock

3.

Term of Engagement.

This Agreement shall have a term of Three (3) years (the “Term of Services”) and, at the end of this period will automatically be renewed for a further 3 year period which will roll over after each term thereafter subject to paragraph 8 below, and may terminate earlier if (a) Executive’s resignation by written notice as set forth in paragraph 8 below, or (b) removal of Executive by action of the Company’s Board of Directors for Cause (the “Service Termination Date”).

4.

Time Obligation

Executive shall devote not less than Forty (40) hours per week, as the Company deems necessary, from day-to-day or week-to-week, excluding attending properly noticed meetings of the Company’s Board of Directors if Executive is a member of the Company’s Board or a Board of Directors of one of the Company’s subsidiaries. The Company shall pay or timely reimburse Executive for any and all expenses of travel, lodging and other costs related to such Board meetings or any other travel by Executive as directed by the Company or its respective Board of Directors subject to the company’s expenses procedure a copy of which is attached to this agreement as Appendix C.  All international travel requires pre-authorization by a Board member.

5.

Indemnification

Executive shall not be liable to the Company or any of its shareholders, and the Company shall indemnify and hold Executive harmless from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and attorneys' fees and expenses asserted against or imposed or incurred by him, and to pay related attorney’s fees incurred by Executive by reason of or resulting from litigation to which Executive is named a party defendant relating in any way to any action by Executive, or omission, in the course of or connected with rendering the Services, including but not limited to losses that may be sustained in any corporate act undertaken by the Company as a result of advice provided by Executive (“Indemnification”). This covenant is provided by the Company as an inducement for Executive to enter into this Agreement. Excluded from Indemnification under this Agreement is the Executive’s willful acts or omissions which may give cause to bring suit against the Company’s Board of Directors for breach of fiduciary duty or fraud, or such other action that may be against public policy for the Company to waive, release or indemnify against.

6.

Costs and Expenses

All third party and out-of-pocket expenses incurred by Executive in the performance of the Services shall be paid by the Company, or if paid by Executive on behalf of the Company then reimbursed by the Company. Reimbursement of costs and expenses shall be made within 15 days following the end of the Month in which the expenses were incurred; provided, however, that the Company must approve in advance all such expenses in the aggregate in excess of $500 in any one (1) month. All expenses claims must follow the company’s policies and procedures for Expenses a copy of which is attached as Appendix C

7.

Place of Services

Unless otherwise mutually agreed by Executive and the Company, the Services provided by Executive hereunder will be performed at the offices of the Company or its respective subsidiary, or, at such other location as may be required, in the Company’s sole discretion, to perform the Services.

8.

Termination

This Agreement will terminate as described in clause (3) above or hereof upon the earlier of (a) thirty (30) days following receipt by Executive of written notice by the Company to Executive to terminate this Agreement for Cause, or (b) thirty (30) days following receipt by the Company of written notice by Executive to terminate this Agreement, for any reason. For the purpose of this Agreement the term “Cause” shall mean:

A)

As to Executive:

i)

Executive is unable to provide the Services as set forth herein for thirty (30) consecutive business days because of illness, accident, or other incapacity;

ii)

Executive willfully breaches or neglects the duties reasonably requested by a majority of the members of the Company’s Board of Directors; or

iii)

Executive breaches a material term of this Agreement; or

iv)

Executive is convicted of or enters a plea of guilty or nolo contendere to a felony or misdemeanor involving fraud, embezzlement, theft or dishonesty or other criminal conduct.

B)

As to the Company:

i)

If the Company breaches this Agreement or fails to (1) make any payments to Executive of the Annual Compensation as set forth in Paragraph 2, or any other fees as required pursuant to this Agreement, (2) issue the Bonus to Executive as set forth herein, or (3) provide reasonable information requested by Executive in the course of providing the Services; or

ii)

If the Company ceases business,

iii)

At the option of the Executive, if the Company sells a controlling interest to a third party, or agree to a consolidation or merger of itself with or into another corporation, or sells substantially all of its assets to another corporation, entity or individual; or

iv)

If the Company has a receiver appointed for its business or assets, or otherwise becomes insolvent or unable to timely satisfy its obligations in the ordinary course of business, or if either the Company makes a general assignment for the benefit of creditors, has instituted against it any bankruptcy proceeding for reorganization for rearrangement of its financial affairs, files a petition in a court of bankruptcy, or is adjudicated a bankrupt; or

v)

If any of the disclosures made by the Company herein, or subsequent hereto, are determined to be materially false or misleading.

In the event this Agreement is terminated prior to the expiration of the Term of Service by the Company:

For Cause, the Company agrees to pay in cash any remuneration outstanding and in addition to pay any bonus due to the Executive. In addition to pay all expenses due;

Without Cause, the Company agrees to pay in cash the balance of the term of the agreement, which shall be a maximum of 3 years compensation. To issue all shares or grant options to the Executive as determined by the reward structure herein defined. To pay all and any expenses due.

9.

Representations and Warranties of the Company

The Company represents and warrants to Executive that:

A)

Corporate Existence.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and California, with power to own property and carry on its business as it is now being conducted.

B)

No Conflict.  This Agreement has been duly executed by the Company and the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in any agreement, instrument, judgment, decree or order to which the Company is a party or to which the Company is subject, nor will such execution and performance constitute a violation or conflict of any fiduciary duty to which the Company is subject.

C)

Full Disclosure.  The information concerning the Company provided to Executive pursuant to this Agreement is, to the best of the Company's knowledge and belief, complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. Further, information as to the Company’s financial condition, historical share prices and trading volume, and corporate history can be found at www.otcmarkets.com.

D)

Date of Representations and Warranties.  Each of the representations and warranties of the Company set forth in this Agreement is true and correct at and as of the date of execution of this Agreement.

10.

Miscellaneous

A)

Authority.  Executive and those executing this Agreement on behalf of the Company represent that they are duly authorized to do so, and that each has taken all requisite action required by law or otherwise to properly allow such signatories to execute this Agreement.

B)

Subsequent Events.  Executive and the Company each agree to notify the other parties if, subsequent to the date of this Agreement, one of the parties incurs obligations which could compromise its efforts and obligations under this Agreement.

C)

Amendment.  This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by the parties hereto.

D)

Further Actions and Assurances.  At any time and from time to time, each party hereto agrees, at its expense, to take such action and to execute and deliver documents as may be reasonably requested or necessary to effectuate the purposes of this Agreement.

E)

Waiver.  Any failure of any party to this Agreement to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or a waiver of the right of such party thereafter to enforce each and every such provision.  No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

F)

Assignment.  Neither this Agreement nor any right created by it shall be assignable by any party hereto without the prior written consent of the other parties.

G)

Notices.  Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party when deposited for transmittal by certified or registered mail, postage prepaid, or when sent by facsimile, “email” or other electronic transmission with proof of delivery, addressed as follows:

To the Company:

Green Automotive Company.

With Copy To:

Green Automotive Company

5495 Wilson Street

Riverside CA

Telephone: 1.800.863.9098

Email: info@thegreenautomotivecompany.com

To Executive:

Lin Austin or Company

18050 Avenida Bosque, Murrieta, CA 92562

Telephone: 1.949.303.6254

Private email: dr.lin60@yahoo.com

or to such other person or address designated in writing subsequent to the date hereof by the Company or Executive to receive notices.

H)

Headings.  The sections and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

I)

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, applicable to the performance and enforcement of contracts made within such state, without giving effect to the law of conflicts of laws applied thereby.  In the event that any dispute shall occur between the parties arising out of or resulting from the construction, interpretation, enforcement or any other aspect of this Agreement, the parties hereby agree to accept the exclusive jurisdiction of the Courts of the State of California.  In the event either party shall be forced to bring any legal action to protect or defend its rights hereunder, then the prevailing party in such proceeding shall be entitled to reimbursement from the non-prevailing party of all fees, costs and other expenses (including, without limitation, the actual expenses of its attorneys) in bringing or defending against such action.

J)

Termination of Any Prior Agreements.  Effective the date hereof all rights of the Company and Executive related to any other agreement entered into between the Company and Executive prior to the Effective Date hereof, whether written or oral, is hereby terminated.

K)

Time is of the Essence.  Time is of the essence of this Agreement and of each and every provision hereof.

L)

Binding Effect.  This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

M)

Entire Agreement.  This Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement. No oral understandings, statements, promises, or inducements contrary to the terms of this Agreement exist.  No representations, warranties, covenants, or conditions, express or implied, other than as set forth herein, have been made by any party.

N)

Severability.  If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

O)

Counterparts: Facsimile. An original of this Agreement may be executed simultaneously in three or more executed facsimile, telecopy or other electronic reproductive counterparts, each of which shall be deemed an original, or facsimile, telecopy or other electronic reproductive counterparts, shall constitute one and the same instrument, and delivery of such shall be considered valid, binding and effective for all purposes.  At the request of any party hereto, all parties agree to execute an original of this instrument as well as any facsimile, telecopy or other reproduction hereof.

P)

Consolidation or Merger.  Subject to the provisions hereof, in the event of a sale of the stock, or substantially all of the stock of the Company, or consolidation or merger of the Company with or into another corporation or entity, or the sale of substantially all of the operating assets of the Company to another corporation, entity or individual, the Company’s rights and obligations under this Agreement to its successor-in-interest shall be deemed to have acquired and assumed by such successor-in-interest; provided, however, that in no event shall the duties and services of Executive  provided for herein, or the responsibilities, authority or powers commensurate therewith, change in any material respect as a result of such sale of stock, consolidation, merger or sale of assets.

Q)

In the Event of Death.

 In the event of death of an executive, all compensation, including salary, earn-outs and cash bonus shall be paid in full to the executive’s estate.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first written above.

The "Executive"		The "Company"
Green Automotive Company.

By:		By:
	Name: Lin Austin	Name: Ian Hobday
Title: CEO

Appendix “A”

The Cash Bonus

The Executive will be entitled to a cash bonus paid quarterly in arrears, based on the profitability of the Blackhawk businesses. Profitability will be determined by the Net Operating Profit as declared in the accounts of Blackhawk prior to consolidation at the end of each quarter.

Net Operating Profits shall be the amount of money that the Blackhawk businesses’ have earned after the cost of goods sold and operating expenses have been deducted. However, all GAC operating expenses that are outside the control of the 4 senior executives will not be deducted; including but not limited to expenses such as GAC’s senior management

The Executive will be entitled to a cash bonus based on the profitability of the Blackhawk businesses as determined

The bonus calculation creates a “fund” which is divided equally between the 4 senior executives (or more, or less, as determined from time to time by the Board of GAC).

The executives each have the option to convert the cash bonus to stock in GAC at a 50% discount to the share price at close on the day the bonus award is made

Bonus pool calculation:

Net Operating Profit of all Blackhawk entities x 20% = Gross pool to be divided by number of executives

Example: Profit = $700,000 x 20% = $140,000 / 4 = $35,000 per executive (assuming 4 executives)

Appendix “B”

Earn Out Provision

The Senior Management of Blackhawk will be entitled to receive, and divide up equally amongst them, up to an additional One Million Five Hundred Thousand Dollars’ worth of restricted common stock in GAC at the end of 3 years, as a result of the BMI entities reaching or exceeding pre-defined operating profit target of $377,761 for the year ended 2016. The target is defined below:

Target Dates	Net Operating Profit Goals	Maximum Annual Earn-out

December 31, 2016	$377,761	$1,500,000 worth of GACR Shares

The 2016 year end operating profit target is based off the following annual goals:

Target Dates	Net Operating Profit Goals

December 31, 2014	$312,199
December 31, 2015	$343,149
December 31, 2016	$377,761

Net Operating Profits shall be the amount of money that the Blackhawk businesses’ have earned after the cost of goods sold and operating expenses have been deducted. However, all GAC operating expenses that are outside the control of the 4 senior executives will not be deducted; including but not limited to expenses such as GAC central management costs.

The Earn-out calculation creates a “fund” which is divided equally between the 4 senior executives (or more, or less, as determined from time to time). The fund will receive a maximum of $1,500,000 worth of shares after 3 years based on the percentage of the annual Net Operating Profit Goal met.

Earn-out pool calculation:

100% or more of  Net Operating Goal = 100% of maximum Earn-out

80% of  Net Operating Goal = 80% of maximum Earn-out

In order to receive the Earn Out payment, the executive must continue to be employed by Blackhawk or another part of the GAC group

STRETCH TARGET EARN OUT

In addition there will be a stretch target goal that will be calculated at the end of the three (3) years. This additional target will add potentially another $2,000,000 worth of GACR shares into the “fund” to be divided between the 4 senior executives (or more, or less, as determined from time to time.)

Target Dates	Net Operating Profit Goals	Stretch Earn-Out

January 1, 2014 to December 31, 2016	$1,500,000	$2,000,000 worth of GACR Shares

Appendix “C”

Expenses procedure and forms GAC Group

Attached or sent with this Consultant Agreement are the expenses procedures and applicable expenses forms for the GAC group